EX-99.1

August 31, 2005

GAMES, INC. WELCOMES THE NORTH CAROLINA LOTTERY

CINCINNATI, OHIO - August 31, 2005-Games, Inc. (OTCBB “GMSI”) says it is making plans to present its Lottery programs in North Carolina.

Yesterday afternoon, after a hard-fought battle in the North Carolina Senate, the state passed legislation that will bring a state lottery to North Carolina.

North Carolina, the only state on the east coast not to have a lottery has seen its residents go to other states to make their lottery ticket purchases.  “It’s time to keep the money home,” said one North Carolina senator.

Governor Easley, a long time proponent of the lottery is expected to sign the bill today.  Lottery revenues are projected to contribute $400 million annually toward education initiatives in North Carolina.

Roger W. Ach, II, Games, Inc. CEO noted that the North Carolina legislation appears to have given the Lottery the option to explore new methods of distribution for their product, including electronic methods.”  Through its Lottery.com division, Games, Inc. has developed a variety of systems to ensure the security of on-line transactions and looks forward to presenting these systems as well as their other product offerings including its Customer Relationship Management Systems, to the North Carolina lottery.

“The Games, Inc. systems have been developed to address the problems of under-age play, problem gaming and border jurisdictions and can actually be more effective in addressing these problems than current distribution methods,” said Ach.

Several states are actively studying adding an on-line component to their lotteries and two states (Georgia and Illinois) have live bills in their legislatures that will be addressed in their next legislative sessions.

Cincinnati, Ohio based, Games, Inc. owns and operates a portfolio of online portals focused on the delivery of interactive entertainment and content to consumers. The Company features two community-focused online game sites as well as proprietary games for purchase-and-download, conventional online play, peer-to-peer and tournament game play. Games, Inc. also features a digital greetings site and a site and proprietary back-end system for the online facilitation and reporting of state and provincially-sponsored Lotteries. Revenues are largely driven by online advertising and subscriptions; however proprietary content delivery and decremented payment systems will enable software licensing to become a component of the revenue mix along side merchandise and lottery-driven commissions. For more information, please visit the Company's corporate website, www.gamesinc.net, or their portfolio sites, http:///www.gameland.com, www.skillmoney.com, www.lottery.com and www.cards.com or contact Sue Craner at investorrelations@gamesinc.net.

CONTACT:

Sue Craner

Games, Inc.

425 Walnut Street

Cincinnati, OH

(513) 721-3900

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”' for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Games) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Games. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. We undertake no obligation to update information in this release.